                                                                     EXHIBIT 4.1

                                                                  EXECUTION COPY

                            ASSET PURCHASE AGREEMENT

                  This ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of September 2, 2003 by and among Zix Corporation, a Texas corporation ("Purchaser"), Zix Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Purchaser ("Purchaser Sub"), Elron Electronic Industries Ltd., an Israeli corporation ("Parent"), Elron Software, Inc., a Delaware corporation and a majority owned subsidiary of Parent ("Elron"), and Elron Software (2000) Ltd., an Israeli corporation and wholly owned subsidiary of Elron (together with Elron, "Seller").

                                    RECITALS:

                  WHEREAS, Seller presently conducts the business of designing, creating, developing, licensing, distributing, testing and marketing, and selling certain Software and services, including a comprehensive suite of spam, email and Web filtering solutions (the "Software Business"); and

                  WHEREAS, Seller desires to sell and Purchaser desires to purchase and acquire the Software Business (including the right to design, create, develop, license, distribute, test, market and sell the Software Products) and certain assets, rights and properties of Seller necessary to operate, or primarily used or held for use in, the Software Business, all on the terms and subject to the conditions set forth in this Agreement.

                  NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual covenants, representations, warranties and agreements herein contained, the parties hereto agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

         1.1 DEFINITIONS. As used in this Agreement, unless the context otherwise requires, capitalized terms used but not otherwise defined in this Agreement shall have the meanings set forth below:

                  "Affiliate" shall mean with respect to any Person, any other Person who, directly or indirectly, controls, is controlled by or is under common control with that Person.

                  "Claim" shall mean any claim, charge, demand, action, suit, arbitration, investigation, audit or proceeding.

                  "Code" shall mean the Internal Revenue Code of 1986, as amended.

                  "Collateral Agreements" shall mean the Bill of Sale, the Convertible Note, the Registration Rights Agreement, the Trademark License Agreement and any other document executed and delivered in connection with the transactions contemplated by this Agreement.

                  "Confidential Information" shall mean any confidential information, methods of operation, customers and customer lists, products, proposed products, former products, prices, fees, costs, plans, designs, technology, inventions, trade secrets, know-how, Software, marketing methods, policies, plans or other specialized information or proprietary matters.

                  "Consent" shall mean any consent, approval or authorization of, notice to, or designation, registration, declaration or filing with, any Person.

                  "Contract" shall mean any agreement, contract, lease, commitment, license, undertaking or other legally binding contractual right or obligation to which a Person is a party or by which a Person or its assets or properties are bound.

                  "Documentation" shall mean the instructions and written documents, including user documentation, installation, operation and maintenance instructions used in connection with the Software Products.

                  "Employee Documents" shall mean (i) the employee related forms (including employment offer letters and assignment of invention, non-competition, confidentiality and alternate dispute resolution agreements) submitted to each Transferred Employee prior to the Closing for delivery to Purchaser or an Affiliate of Purchaser at the Closing and (ii) Employment Agreements between Purchaser or an Affiliate of Purchaser and each of the Transferred Employees.

                  "Employees" shall mean all current and former employees of Seller.

                  "Employment Costs and Liabilities" shall mean, in relation to the Employees, all: (i) amounts payable or paid in respect of the employment of him or her, including salary, wages, Tax and social security contributions, employer's pension contributions, bonus, insurance premium, payments or allowances or any other consideration for employment; (ii) costs of providing any non-cash benefits, which the employer is required to provide, by Law or contract in connection with such employment; and (iii) Losses arising out of or connected with his or her employment or the employment relationship, or termination of his or her employment, or of the employment relationship.

                  "ERISA" shall mean the Employee Retirement Income and Security Act of 1974, as amended.

                  "Governmental Authority" shall mean any federal, state, local or foreign government or any subdivision, agency, instrumentality, authority, department, commission, board or bureau thereof or any federal, state, local or foreign court, tribunal or arbitrator.

                  "Indebtedness" means, with respect to any Person, (i) all indebtedness of such Person, whether or not contingent, for borrowed money, (ii) all obligations of such Person evidenced by notes, bonds or debentures, (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (iv) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (v) all accounts payable not assumed pursuant to
Section 3.1(a), (vi) any Liabilities arising from or related to securitized or factored accounts receivable arrangements and (vii) all Indebtedness of others referred to in clauses (i) through (vi) above guaranteed directly or indirectly in any manner by such Person.

                  "Intellectual Property" shall mean, whether solely or jointly owned, domestic and foreign patents (including design registrations and other government grants of rights to inventions), patent applications, patent licenses from third parties, software licenses from third parties, know-how licenses from third parties, trade names, trademarks, trademark registrations and applications, service marks, service mark registrations and applications (and the goodwill associated therewith) and copyright registrations and applications, together with all unregistered copyrights, trade secrets, know-how and other Confidential Information, other non-public proprietary technical and business information, proprietary processes and formulae, and all ownership, use and other rights thereto (including rights of renewal and rights to sue for past, present and future infringements or misappropriations thereof).

                  "know-how" shall mean Software concepts and invention disclosures related to the Software Products of Seller but that are not incorporated into the Software Products or filed as patent applications, if any, and trade secrets that are related to the Software Products.

                  "Knowledge" or "to the Knowledge of" shall mean, with respect to Seller, information that is actually known, after commercially reasonable inquiry of the individuals with primary responsibility for such matters.

                  "Laws" shall mean all federal, state, local or foreign laws, ordinances, rules and regulations.

                  "Liabilities" shall mean any and all liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, Claim or Order and those arising under any Contract.

                  "Liens" shall mean all title defects, title encumbrances, title objections, mortgages, liens, claims, charges, pledges, of any nature whatsoever, including leases, chattel or other mortgages, collateral security arrangements, title imperfections, defect or objection liens, security interests, conditional and installment sales agreements and other title or interest retention arrangements.

                  "Losses" shall mean all losses, damages, claims, costs and expenses (including reasonable attorneys' fees and court costs).

                  "Material Adverse Effect" shall mean any event, circumstance, change or effect that has a material adverse effect on the Transferred Assets or business, results of operation, condition (financial or otherwise) or the operation of the Software Business, taken as a whole.

                  "Order" shall mean any judgment, award, order, writ, injunction or decree issued by any Governmental Authority.

                  "ordinary course of business" or "ordinary course" shall mean the ordinary course of business consistent with past custom and practice of the Software Business.

                  "Permits" shall mean all permits, certifications, licenses, approvals, franchises, notices and authorizations issued by any Governmental Authority.

                  "Permitted Liens" shall mean (i) Liens for Taxes, assessments and other governmental charges that are not due and payable or that may thereafter be paid without penalty or that are being contested in good faith by appropriate proceedings or (ii) Liens imposed by Law, such as materialmen's, mechanics', landlords', workers', repairmen's, employees', carriers', vendors', warehousemen's and other like Liens arising in the ordinary course of business in respect of obligations that are not yet due and payable.

                  "Person" shall mean any individual, partnership, joint venture, limited liability company, corporation, trust, unincorporated organization, Governmental Authority or other entity.

                  "Seller Plans" shall mean all "employee benefit plans", as defined in Section 3(3) of ERISA, and all other employee benefit arrangements or payroll practices, including, without limitation, bonus plans, employment, severance, change in control, consulting or other compensation agreements, incentive, equity or equity-based compensation, or deferred compensation arrangements, stock purchase, severance pay, sick leave, vacation pay, and scholarship plans and programs maintained by Seller or any of its Affiliates for all Employees.

                  "Software" shall mean the expression of an organized set of instructions in a natural or coded language that is contained on a physical media of any nature (whether electronic, written, magnetic or optical) and that may be used with a computer or other data processing device of any nature which is based on digital technology, to make such computer or other device operate in a particular manner and for a certain purpose, and shall include computer programs in source and object code, test or other significant data libraries, and any of the following that is contained on a physical media of any nature and that is used in the design, development, modification, enhancement, testing, installation, maintenance, diagnosis or assurance of the same: flow diagrams; masks; templates; input and output formats; file layouts; development tools; database formats; interfaces; test programs; and other similar materials.

                  "Software Products" shall mean Seller's Message Inspector, Web Inspector, IM AntiVirus, Firewall NT and OEM products and all of Seller's other Internet monitoring, Web and email filtering, spam and virus protection Software products and services, including those under development relating to the Software Business.

                  "Tax" or "Taxes" shall mean any and all taxes, charges, fees, levies, impost, duties and governmental fees or other like assessments or charges of any kind, including all income, gross receipts, gains, sales, use, employment, franchise, profits, excise, property, value added and other taxes, fees, stamp taxes and duties, assessments or charges of any kind, together with any interest and penalties, additions to tax or additional amounts imposed by any Taxing Authority with respect thereto.

                  "Taxing Authority" shall mean the U.S. Internal Revenue Service and any other U.S. or non-U.S. federal, state, provincial, local, national or other Governmental Authority having the power to impose a Tax or Taxes.

         1.2 INTERPRETATION. The following provisions shall apply in connection with the interpretation of this Agreement:

                  (a) any reference to the singular includes the plural and vice versa, any reference to natural persons includes legal persons and vice versa, and any reference to a gender includes the other gender;

                  (b) any reference to the Articles, Sections, Exhibits and Schedules are, unless otherwise stated, references to the Articles, Sections, Exhibits and Schedules of or to this Agreement;

                  (c) the words "hereof", "herein" and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

                  (d) all Exhibits and the Schedules form an integral part of this Agreement and are equally binding therewith and any reference to "this Agreement" shall include such Exhibits and the Schedules;

                  (e) any reference to a statutory provision shall include a reference to the provision as modified, amended or supplemented from time to time and any subordinate legislation made under such statutory provision;

                  (f) references to a Person shall include any permitted assignee or successor to such party in accordance with this Agreement;

                  (g) the terms "dollars" or "$" shall mean United States dollars and all payments hereunder shall be made in United States dollars;

                  (h) the use of "or" is not intended to be exclusive unless explicitly indicated otherwise;

                  (i) whenever the words "include," "includes" or "including" are used in this Agreement, they are deemed to be followed by the words "without limitation"; and

                  (j) the descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

                                    ARTICLE 2

                               PURCHASE OF ASSETS

         2.1 PURCHASE AND SALE OF TRANSFERRED ASSETS. On the terms and subject to the conditions hereof, at the Closing, Seller shall sell, transfer, convey, assign and deliver to Purchaser or Purchaser Sub, and Purchaser or Purchaser Sub shall purchase and accept, free and clear of all Liens, except Permitted Liens, all of Seller's right, title and interest in and to the assets, properties, rights, licenses, Contracts and business, of every kind and description, wherever located, real, personal or mixed, tangible or intangible, necessary to operate, or primarily used or held for use in, the Software Business by Seller as the same shall exist on the Closing Date (collectively, the "Transferred Assets"), and including, except for the Excluded Assets, all right, title and interest of Seller in, to and under:

                  (a) all machinery, equipment, tools, work stations, furniture and all other tangible personal property and fixed assets of Seller that are necessary to operate, or primarily used or held for use in, the Software Business, including such tangible personal property and fixed assets listed on Schedule 2.1(a);

                  (b) all real property owned or leased by Seller that is necessary to operate, or primarily used or held for use in, the Software Business, including such real property listed on Schedule 2.1(b), in each case together with all plants, buildings, structures, fixtures, easements, rights of way and improvements erected on such property;

                  (c) all supply agreements, customer agreements, license agreements, consulting agreements, lease agreements and other Contracts relating to the conduct of the Software Business, including those listed on Schedule 2.1(c) (collectively, the "Assigned Contracts");

                  (d) all Software and Documentation that is necessary to operate, or primarily used or held for use in, the Software Business, including the Software Products listed on Schedule 2.1(d);

                  (e) all technical information (whether written or in electronic format) necessary to operate, or primarily used or held for use in, the Software Business or relating to the design, creation and development of the Software Products, including the Documentation identified on Schedule 2.1(e);

                  (f) all Intellectual Property necessary for the conduct of, or primarily used or held for use in, or which arose out of, the Software Business or relating to the Software Products or to the design, creation or development thereof;

                  (g) all the trademarks, trade names and service marks identified on Schedule 2.1(g) (the "Trademarks");

                  (h) subject to Section 4.3, all cash and cash equivalents (on hand and in banks), held by Seller as of the Closing Date identified on
Schedule 2.1(h);

                  (i) all raw materials, work-in-process, finished goods, supplies and other inventories of the Software Business identified on Schedule 2.1(i);

                  (j) all accounts, notes and other receivables and the rights to receive payments from any Person to the extent relating to the Software Business;

                  (k) the benefit of all pre-paids, deferred costs, deposits, advances, credits and expenses that have been prepaid by Seller to the extent relating to the Software Business, including ad valorem taxes, lease and rental payments;

                  (l) all books and records necessary to operate, or relating primarily to, the Software Business, including lab books, Documentation, software road maps, presentations, customer lists, supplier lists and financial accounting records; and

                  (m) all goodwill associated with the Transferred Assets or the Software Business.

         2.2 EXCLUDED ASSETS. Notwithstanding anything to the contrary contained in this Agreement, there shall be excluded from the Transferred Assets and Seller shall retain all right, title and interest in and to the following rights, properties and assets (collectively, the "Excluded Assets"):

                  (a)      all of Seller's Contracts other than the Assigned
Contracts;

                  (b) all of Seller's trademarks, trade names and service marks (including the name, logo and trademark "Elron Software") other than the Trademarks;

                  (c)      all of Seller's assets set forth on Schedule 2.2(c);

                  (d) all corporate records (including minute books and stock ledgers), tax returns and financial records (other than customer contract files and accounting records, which are included in the Assigned Contracts);

                  (e) all insurance policies and all rights of Seller to insurance claims, related refunds and proceeds arising from or related to the Excluded Assets and Retained Liabilities (as defined in Section 3.2);

                  (f) any refunds, credits, prepayments or over payments with respect to Taxes paid or accrued by Seller;

                  (g) all capital stock or other securities held by Seller in any Person (including the capital shares of Elron Software (2000) Ltd.);

                  (h) all employment, severance or similar agreements with any Employee; and

                  (i) all of Seller's assets that are neither necessary for the operation of, nor primarily used or held for use in, the Software Business.

         2.3      FURTHER CONVEYANCES AND ASSUMPTIONS; CONSENT OF THIRD PARTIES.

                  (a) From time to time following the Closing, Seller and Purchaser shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and such other instruments, and shall take such further actions, as may be reasonably necessary or appropriate to vest fully in Purchaser, Purchaser Sub and their respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Purchaser or Purchaser Sub under this Agreement and the Collateral Agreements and to assure fully to Seller and its Affiliates and their successors and assigns, the assumption of the Assumed Liabilities, and to otherwise make effective the transactions contemplated hereby and thereby.

Nothing in this Agreement or any Collateral Agreement nor the consummation of the transactions contemplated hereby and thereby shall be construed as an attempt or agreement to assign any Transferred Asset, including any Contract (including those listed as items 1-6, 14 and 27 of Schedule 6.3 (the "Key Contracts")), Permit, certificate, approval, authorization or other right, which by its terms or by Law is nonassignable without the consent of a third party or a Governmental Authority or is cancelable by a third party or Governmental Authority in the event of an assignment ("Nonassignable Assets") unless and until such consent shall have been obtained. Seller shall, and shall cause each of its Affiliates to, use its commercially reasonable efforts (and with respect to the Key Contracts, its best efforts) to obtain such consents promptly; provided, however, no such consent shall require any payment by Purchaser or Purchaser Sub or cause any change to such Nonassignable Asset without the prior written consent of Purchaser. Purchaser shall use its commercially reasonable efforts to assist and cooperate with Seller in fulfilling the foregoing obligations, including making available to Seller any Transferred Employees to the extent reasonably necessary therefor. To the extent permitted by applicable Law, until the consents to assignment thereof are obtained (or in the event such consents cannot be obtained), such Nonassignable Assets shall be held, as of and from the Closing Date, by Seller or the applicable Affiliate of Seller in trust for Purchaser and Purchaser Sub and the covenants and obligations thereunder shall be performed by Purchaser or Purchaser Sub in Seller's or such Affiliate's name and all benefits and obligations existing thereunder shall be for Purchaser's or Purchaser Sub's account. Seller shall take or cause to be taken at Purchaser's expense such reasonable actions in its name or otherwise as Purchaser may reasonably request so as to provide Purchaser and Purchaser Sub with the benefits of the Nonassignable Assets, to forward any notices received by Seller with respect to the Nonassignable Assets and to effect collection of money or other consideration that becomes due and payable under the Nonassignable Assets, and Seller or the applicable Affiliate of Seller shall promptly pay over to Purchaser or Purchaser Sub all money or other consideration received by it in respect of all Nonassignable Assets. Once the consent to assignment of any Nonassignable Asset is obtained, such Nonassignable Asset shall be deemed to be automatically assigned to Purchaser or Purchaser Sub in accordance with the terms and conditions of this Agreement without further action by any party hereto. Except as expressly set forth herein, Seller shall not have any liability to Purchaser or Purchaser Sub arising out of the operation or management of the Nonassignable Assets other than for gross negligence or willful misconduct or violations of its obligations under this Agreement. As of and from the Closing Date, Seller on behalf of itself and its Affiliates authorizes Purchaser and Purchaser Sub, to the extent permitted by applicable Law and the terms of the Nonassignable Assets, at Purchaser's expense, to perform all the obligations and receive all the benefits of Seller or its Affiliates under the Nonassignable Assets and appoints Purchaser and Purchaser Sub its attorney-in-fact to act in its name on its behalf or in the name of the applicable Affiliate of Seller and on such Affiliate's behalf with respect thereto.

                                    ARTICLE 3

                            ASSUMPTION OF LIABILITIES

         3.1 ASSUMED LIABILITIES. On the terms and subject to the conditions hereof, at the Closing, Purchaser or Purchaser Sub shall assume and thereafter, fully satisfy, pay, perform and discharge when due the following Liabilities of Seller (the "Assumed Liabilities"):

                  (a) all accounts payable and other accrued operating expenses of Seller which have been incurred in the ordinary course of business (which are reflected in the calculation of the Closing Cash Amount pursuant to Section 4.3 and subject to adjustment pursuant to Section 4.5);

                  (b) subject to Section 4.4, all deferred revenues relating primarily to prepaid maintenance and support contracts which constitute Assigned Contracts; and

                  (c) all obligations under each of the Assigned Contracts and Permits including the completion of work, product warranties, maintenance and support, and indemnities thereunder.

         3.2      RETAINED LIABILITIES. Except as expressly provided under
Section 3.1, neither Purchaser nor Purchaser Sub assumes or agrees to pay, satisfy, discharge or perform, and will not be deemed by virtue of the execution and delivery of this Agreement or any Collateral Agreement, or as a result of the consummation of the transactions contemplated herein and therein, to have assumed, or to have agreed to pay, satisfy, discharge or perform, any Liability of Seller or Parent (or any predecessor owner of all or part of their businesses and assets) of whatever nature, known or unknown, contingent or otherwise, whether presently in existence or arising hereafter, all such Liabilities not being assumed being herein referred to as the "Retained Liabilities". The Retained Liabilities shall be retained by and remain liabilities of Seller or Parent, as applicable, and the Retained Liabilities for the purposes of this Agreement shall include, except as expressly set forth in Section 3.1, the following:

                  (a) any Indebtedness of Seller or any of its Affiliates (whether or not relating to the Software Business);

                  (b) any Liability between Seller and any Affiliate of Seller;

                  (c) any Employment Costs and Liabilities with respect to the Employees including any Liabilities incurred as a result of the execution and performance of this Agreement by Seller;

                  (d)      any Liability with respect to Seller Plans;

                  (e) any Liability for any Taxes, whether or not related to the Software Business, the Transferred Assets, or the transactions contemplated hereby and arising before or on the Closing Date;

                  (f) any Liabilities with respect to any real property owned or leased by Seller;

                  (g) any Liabilities (including obligations to pay royalty or similar payments) with respect to any grants, tax benefits, incentives or subsidies from any Governmental Authority to Seller;

                  (h)      any Liability with respect to the Excluded Assets;
and

                  (i) any Liabilities that may arise from or relating to a Claim for any royalty, license or similar payments arising under item 2(b) to
Schedule 6.4, as amended by a First Addendum.

                                    ARTICLE 4

                                 PURCHASE PRICE

         4.1 PURCHASE PRICE. In consideration of the conveyance to Purchaser or Purchaser Sub of the Transferred Assets and the other rights granted to Purchaser or Purchaser Sub pursuant hereto and subject to the conditions and in accordance with terms hereof, Purchaser shall at Closing (i) issue to Elron or its assignee (subject to Section 10.3) 1,709,402 shares (the "Shares") of Purchaser's common stock, par value $0.01 per share ("Purchaser Stock"), (ii) deliver to Elron or its assignee (subject to Section 10.3) a Convertible Promissory Note in the principal face amount of $1,000,000, in the form of Exhibit A attached hereto (the "Convertible Note"), and (iii) assume the Assumed Liabilities.

         4.2 SPECIAL ARRANGEMENTS RELATING TO THE SHARES. The Shares and the Purchaser Stock issuable upon conversion of the Convertible Note (the "Conversion Shares") shall be of the same class currently publicly listed on NASDAQ under the symbol "ZIXI." The Shares and the Conversion Shares, at the time of issuance, and the Convertible Note will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), and are being issued to Seller in reliance upon an exemption from registration. The parties agree that Seller shall be restricted from transferring or selling the Shares (but not the Conversion Shares) for a period of one year following the Closing Date (other than transfers or sales to Parent), subject to the following: (i) the sale restrictions shall lapse with respect to 50% of the Shares upon the effectiveness of the registration statement required to be filed by Purchaser under the terms of the Registration Rights Agreement (as defined below); (ii) the sale restrictions with respect to the remaining Shares shall lapse pro-rata and monthly over the period beginning with the effectiveness of such registration statement and the one year anniversary of the Closing Date and
(iii) the sale restrictions shall lapse in the entirety upon a merger, consolidation or similar transaction between the Company and another entity pursuant to which the Company is not the surviving corporation. The Shares and the Conversion Shares will have the registration rights set forth in the Registration Rights Agreement entered into and delivered at the Closing, in the form of Exhibit B attached hereto (the "Registration Rights Agreement").

         4.3 CLOSING CASH AMOUNT. It is the intention of Purchaser, Seller and Parent that the total cash and cash equivalents of Seller transferred to Purchaser or Purchaser Sub at Closing pursuant to Section 2.1(h) shall be no less than (i) $1,000,000 plus (ii) the amount, if any, that the total liabilities assumed by Purchaser or Purchaser Sub pursuant to Section 3.1(a) exceed (x) the items transferred to Purchaser or Purchaser Sub pursuant to
Section 2.1(j) plus (y) the items transferred to Purchaser or Purchaser Sub pursuant to Section 2.1(k) (the "Closing Cash Amount"). Purchaser, Seller and Parent have estimated, based on the unaudited balance sheet of Seller as of July 31, 2003, the Closing Cash Amount to be $1,056,559 in accordance with the Closing Cash Schedule set forth as Schedule 4.3. Such estimated Closing Cash Amount is being delivered by Seller to Purchaser or Purchaser Sub at Closing, subject to adjustment as provided in Section 4.5.

         4.4 DEFERRED REVENUES. Parent and Seller have provided to Purchaser in Schedule 4.4 (the "Deferred Revenues Schedule") a listing as of July 31, 2003 of the deferred revenues (by Assigned Contract), which when updated as to amount as of August 31, 2003, will be the deferred revenues included in Section 3.1(b) as Assumed Liabilities. After Closing, Purchaser, Parent and Seller shall jointly determine in good faith the amount of the deferred revenues as of August 31, 2003. The parties shall use the process set forth in Section 4.5(b) to resolve any disagreements relating to the amount of the deferred revenues as of August 31, 2003.

         4.5      POST-CLOSING ADJUSTMENT.

                  (a) As soon as practicable, but in no event later than 20 calendar days after the Closing Date, Parent and Seller shall close the books and records of Seller as of the Closing Date and deliver to Purchaser an unaudited balance sheet of Seller as of August 31, 2003 and an unaudited statement of income of Seller for the period beginning August 1, 2003 and ending on August 31, 2003, together with all supporting schedules and ledgers prepared in connection therewith. Such balance sheet and statement of income shall be prepared in accordance with GAAP, consistent with the accounting principles and methods used in the preparation of the unaudited balance sheet of Seller as of July 31, 2003. Each party will cooperate with the other party in the preparation of such balance sheet and statement of income, including allowing Parent and Seller and their representatives reasonable access after the Closing to the personnel, books and records of Seller transferred to Purchaser or Purchaser Sub, as applicable.

Purchaser shall notify Parent or Elron of any disagreement with such balance sheet and statement of income within five business days after such items are delivered to Purchaser. If no such notice is given, then the balance sheet and statement of income delivered by Parent and Seller shall be deemed to be final, conclusive and binding on the parties. If Purchaser notifies Parent or Elron in writing within such period that it disagrees with such balance sheet and income statement and specifies (i) the items as to which it so disagrees and the reasons therefor and (ii) the amount of the adjustment it proposes with respect to each item, then Purchaser and Parent or Elron will attempt to resolve their differences with respect thereto. If Purchaser and Parent or Elron are unable to resolve their dispute, the disputed items shall be referred, within 25 calendar days after such balance sheet and statement of income are delivered to Parent and Elron, to Ernst & Young LLP, certified public accountants (the "Firm") (or if such firm is unable or unwilling to serve, to another nationally recognized accounting firm selected by agreement between Purchaser and Parent or Elron), which shall, within 30 calendar days after such referral, determine and report to Purchaser, Parent and Elron upon such remaining disputed items. The decision of the Firm shall be final, conclusive and binding on the parties hereto.

                  (b) Upon Purchaser's acceptance (or the Firm's resolution) of such balance sheet and statement of income delivered pursuant to
Section 4.5(a), Purchaser shall as soon as practicable, but in no event later than ten business days, calculate the Closing Cash Amount as of August 31, 2003 (the "Post-Closing Cash Amount") and deliver such calculation to Parent and Elron. Such calculation of the Post-Closing Cash Amount shall follow the principles and methods utilized in calculating the $1,056,559 transferred by Seller to Purchaser or Purchaser Sub at Closing pursuant to Section 4.3. Parent or Elron shall notify Purchaser of any disagreement with such calculation within five business days after such calculation is delivered to Parent and Elron. If no such notice is given, then the calculation delivered by Purchaser shall be deemed to be final, conclusive and binding on the parties. If Parent or Elron notifies

Purchaser in writing within such period that it disagrees with the calculation of the Post-Closing Cash Amount and specifies (i) the items as to which it so disagrees and the reasons therefor and (ii) the amount of the adjustment it proposes with respect to each item, then Purchaser and Parent or Elron will attempt to resolve their differences with respect thereto. If Purchaser and Parent or Elron are unable to resolve their dispute, the disputed items shall be referred, within 25 calendar days after the calculation of the Post-Closing Cash Amount is delivered to Parent and Elron, to the Firm (or if such firm is unable or unwilling to serve, to another nationally recognized accounting firm selected by agreement between Purchaser and Parent or Elron), which shall, within 30 calendar days after such referral, determine and report to Purchaser, Parent and Elron upon such remaining disputed items. The decision of the Firm shall be final, conclusive and binding on the parties hereto.

                  (c) Within two business days after the finalization of the Post-Closing Cash Amount pursuant to Section 4.5(b): (i) if the Post-Closing Cash Amount exceeds $1,056,559, then Elron shall pay to Purchaser a cash amount in immediately available funds equal to the extent of such excess; or (ii) if the Post-Closing Cash Amount is less than $1,056,559, then Purchaser shall pay to Elron a cash amount in immediately available funds equal to the amount of such difference.

                                    ARTICLE 5

                                     CLOSING

         5.1 CLOSING. The consummation of the transactions contemplated hereby (the "Closing") shall take place by mail or fax, or at such place as the parties may designate, on the date hereof. The date on which the Closing is effected is referred to in this Agreement as the "Closing Date".

         5.2      DELIVERIES AT CLOSING. At the Closing:

                  (a) Seller hereby delivers, or has caused to be delivered, to Purchaser and Purchaser Sub the items described below:

                           (i) a Bill of Sale and Assignment and Assumption Agreement, in the form attached hereto as Exhibit C (the "Bill of Sale"), executed by Seller;

                           (ii) a Trademark License Agreement, in the form attached hereto as Exhibit D (the "Trademark License Agreement"), executed by Parent and Elron;

                           (iii) a Certificate of Amendment to be filed with the Secretary of State of the State of Delaware for the name change of Elron, executed by Elron;

                           (iv) Consents to assignment relating to the Assigned Contracts set forth on Schedule 5.2(a)(iv), in form and substance acceptable to Purchaser;

                           (v) all electronic representations of source code, object code and associated documentation that relate to the Software Products;

                           (vi) copies, certified by the Secretary of Seller and Parent (or another authorized officer), of resolutions duly adopted by the Board of Directors of Seller and Parent authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby;

                           (vii) opinions of Seller's in-house and outside counsel, in form and substance mutually agreeable to Seller and Purchaser; and

                           (viii)   all other documents, certificates,
                  instruments or writings reasonably requested by Purchaser in connection herewith.

                  (b) Purchaser and Purchaser Sub hereby deliver to Seller the items described below:

                           (i) the Bill of Sale, executed by Purchaser and Purchaser Sub;

                           (ii) the certificates representing the Shares of Purchaser Stock;

                           (iii)    the Convertible Note, executed by Purchaser;

                           (iv) the Registration Rights Agreement, executed by Purchaser;

                           (v) an opinion of Purchaser's counsel, in form and substance mutually agreeable to Seller and Purchaser;

                           (vi) copies, certified by the Secretary of Purchaser and Purchaser Sub (or another authorized officer), of resolutions duly adopted by the Board of Directors of Purchaser and Purchaser Sub authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby;

                           (vii) any applicable certificates or forms necessary or appropriate in order to comply with Massachusetts sales tax requirements; and

                           (viii)   all other documents, certificates,
                  instruments or writings reasonably requested by Seller in connection herewith.

         5.3 DELIVERY OF TRANSFERRED ASSETS. Title to the Transferred Assets shall pass to Purchaser or Purchaser Sub as of the Closing at the applicable places of business of Seller. Promptly following the Closing, Seller will place Purchaser or Purchaser Sub in full possession and control of the Transferred Assets. All other assets and information to be delivered to Purchaser or Purchaser Sub will be delivered by Seller to such locations and in such manner as Purchaser shall designate by means of delivery reasonably designated by Purchaser, at Purchaser's cost and risk of loss (other than Losses due to the gross negligence or willful misconduct of Seller).

                                    ARTICLE 6

                    REPRESENTATIONS AND WARRANTIES OF SELLER

                  Seller hereby makes the following representations and warranties to Purchaser and Purchaser Sub, and Parent, with respect to Section
6.18 only, hereby makes the following representations and warranties to Purchaser and Purchaser Sub, each of which shall be unaffected by any investigation heretofore or hereafter made by Purchaser or Purchaser Sub.

         6.1 ORGANIZATION AND GOOD STANDING. Seller is a corporation duly organized, validly existing and in good standing, if applicable, under the Laws of the jurisdiction of its organization and has all requisite corporate power and authority to own, lease or otherwise hold its properties and assets (including the Transferred Assets) and to carry on its business (including the Software Business) as presently conducted.

         6.2 AUTHORIZATION AND EFFECT OF AGREEMENT. Seller has all requisite corporate power and authority to execute and to deliver this Agreement and the Collateral Agreements to which it is a party (the "Seller Collateral Agreements") and to perform the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and the Seller Collateral Agreements and the performance by Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Seller. This Agreement and the Seller Collateral Agreements have been duly executed and delivered by Seller and each such agreement constitutes a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and similar Laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity.

         6.3 NO CONFLICTS. Except as set forth on Schedule 6.3, the execution and delivery of this Agreement and the Seller Collateral Agreements by Seller does not, and the performance by Seller of the transactions contemplated by this Agreement and the Seller Collateral Agreements, including the transfer of the Transferred Assets and the assignment of the Assigned Contracts, does not, conflict with, or result in any violation of, or constitute a default under, or, as applicable, give rise to the creation of any Lien, other than a Permitted Lien, upon any of the Transferred Assets or to a right of termination, cancellation or acceleration of any obligation or to a loss of a benefit under,
(i) any provision of the Certificate of Incorporation or Bylaws or other applicable constituent documents of Seller, (ii) any of the terms, conditions or provisions of any Assigned Contract or (iii) any Law or Order applicable to or binding on Seller or the Transferred Assets. Except as set forth on Schedule 6.3, no Consent is required to be obtained, made or given (whether pursuant to applicable Law, Contract or otherwise) in connection with the execution and delivery of this Agreement or the Seller Collateral Agreements by Seller or the performance by Seller of the transactions contemplated hereby or thereby.

         6.4 SUFFICIENCY OF THE ASSETS; TITLE TO TRANSFERRED ASSETS; NO THIRD PARTY OPTIONS.

                  (a) Except as set forth on Schedule 6.4(a) and the license provided by the Trademark License Agreement, the Transferred Assets constitute all of the rights, properties and assets of every kind, character and description, wherever located and whether tangible or intangible, real or personal, or fixed or contingent, that are necessary to operate, or primarily used or held for use in, the Software Business as currently conducted by Seller. All of the tangible Transferred Assets referred to in Section 2.1(a) are in good operating condition and repair, subject to ordinary wear and maintenance, and are usable in the regular and ordinary course of the Software Business.

                  (b) Except as set forth on Schedule 6.4(b), Seller has sole, good, valid and marketable title to the Transferred Assets, and, at the Closing, Seller will convey to Purchaser or Purchaser Sub, sole, good, valid and marketable title to the Transferred Assets, free and clear of all Liens, except Permitted Liens. Except as set forth on Schedule 6.4(b), as of immediately prior to the Closing, no third party has any exclusive right to use or an exclusive license to any of the Transferred Assets or any portion thereof.

                  (c) Except as set forth on Schedule 6.4(c), there are no existing agreements, options or commitments granting to any Person the right to acquire any of the Transferred Assets or any interest therein.

         6.5 FINANCIAL DATA. Set forth on Schedule 6.5 is (i) the audited balance sheet of Seller as of December 31, 2002 and the related audited statements of income and cash flows for the twelve months ended December 31, 2002 and (ii) the unaudited balance sheet of Seller as of June 30, 2003 and the related statements of income and cash flows for the six months ended June 30, 2003 (collectively, the "Financial Statements"). The Financial Statements are true and correct in all material respects and present fairly the financial condition and operating results of the Company in all material respects as of the dates and during the periods indicated and have been prepared in accordance with United States generally accepted accounting principles ("GAAP") consistently applied, except that the unaudited Financial Statements do not contain all footnotes required by GAAP.

         6.6      LITIGATION. Except as set forth on Schedule 6.6:

                  (a) there are no Claims pending or, to the Knowledge of Seller, threatened that question the validity of this Agreement or any Collateral Agreement or any action taken or to be taken by Seller in connection with this Agreement or any Collateral Agreement;

                  (b) there are no Claims relating to the conduct of the Software Business or otherwise affecting any Transferred Asset pending, or, to the Knowledge of Seller, threatened against Seller; and

                  (c) there are no Orders binding on Seller that relate to the Software Business or otherwise affect any Transferred Asset.

         6.7 SOFTWARE PRODUCTS. Schedule 6.7 sets forth a complete list of the Software Products by release name and a description thereof.

         6.8      ASSIGNED CONTRACTS.

                  (a) Each Assigned Contract is in full force and effect and is a valid and enforceable obligation of Seller and to the Seller's Knowledge each other party thereto, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity. Except as set forth on Schedule 6.8(a), Seller is not, and to the Knowledge of Seller, no other party thereto is, in default in the performance, observance or fulfillment of any material obligation under any Assigned Contract. Except as set forth on
Schedule 6.8(a), no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute a default under any Assigned Contract. Seller has provided Purchaser with true, complete and correct copies of each Assigned Contract, and any amendment or modification thereto, or a written description of any Assigned Contract that is not in writing.

                  (b) Except as set forth on Schedule 6.8(b), there are no licenses currently in effect, whether written or oral, with respect to any Software Products or the Intellectual Property in the Software Products or licenses from Seller's partners or licensors, other than any Software licenses to Seller's resellers, distributors, channel partners or customers entered into in the ordinary course of business. None of such licenses authorize any licensee to have access to source code with respect to the Software. No Software has been transferred to any escrow agents, except as set forth on Schedule 6.8(b). No source code to the Software has been transferred to any Person except as set forth on Schedule 6.8(b).

         6.9 COMPLIANCE WITH LAWS. Except as set forth on Schedule 6.9, to the Knowledge of Seller, Seller has conducted and is conducting the Software Business in compliance with all applicable Laws.

         6.10     PERSONNEL; LABOR MATTERS.

                  (a) Schedule 6.10(a) sets forth a complete and correct list, as of the Closing Date, of all Transferred Employees including as applicable, (i) salary, hourly wage rate, bonus or retention rate and (ii) position or title.

                  (b) No Transferred Employees are represented by any labor organization, and there are no labor or collective bargaining agreements, which pertain to the Transferred Employees. To the Knowledge of Seller, no labor organization or group of Employees has made a pending demand for recognition or certification affecting the Transferred Employees, and, within the preceding three years, there have been no representation, certification or other related proceedings, or petitions seeking a representation proceeding or other related proceeding, pending or, to the Knowledge of Seller, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. Within the preceding three years, there have been no organizing activities involving Seller pending or, to the Knowledge of Seller, threatened by any labor organization or group of employees affecting the Transferred Employees.

                  (c) There are no strikes, work stoppages, slowdowns, lockouts, arbitrations, grievances, unfair labor practice charges or complaints pending or, to the Knowledge of Seller, threatened involving any Transferred Employees and, to the Knowledge of Seller, there are no facts or circumstances which could form the basis for any of the foregoing. None of the Transferred Employees have resigned or have given written notice to Seller of their intention to resign or otherwise voluntarily terminate their employment with Seller.

                  (d) There are no complaints, charges or claims against Seller pending or, to the Knowledge of Seller, threatened to be brought or filed with any Governmental Authority based on, arising out of, in connection with, or otherwise relating to the employment of any of the Transferred Employees, including ERISA, the Civil Rights Laws, Americans with Disabilities Act, Age Discrimination in Employment Act (as amended by the Older Workers Benefit Protection Act), Pregnancy Discrimination Act, Equal Pay Act, Fair Labor Standards Act, Worker Adjustment and Retraining Notification Act, and Family and Medical Leave Act, and, to the Knowledge of Seller, there are no facts or circumstances which could form the basis for any of the foregoing.

         6.11     INTELLECTUAL PROPERTY.

                  (a) As used herein, the term "Scheduled Intellectual Property" means, whether solely or jointly owned, Seller's domestic and foreign patents (including design registrations and other government grants of rights to inventions), patent applications, patent licenses from third parties, software licenses from third parties (other than routine, non-negotiated, shrink wrap or similar licenses of the type commonly available at reasonable cost to any Person in general and which are not a part of the Software Products), know-how licenses from third parties, trade names, trademarks, trademark registrations and applications, service marks, service mark registrations and applications, copyrights, copyright registrations and applications and data sheets with copyright marks, in the Software Products. Schedule 6.11(a) sets forth all of the Scheduled Intellectual Property necessary to operate, or primarily used or held for use in, the Software Business. Except as otherwise indicated on
Schedule 6.11(a), Seller is the sole and exclusive owner of all Scheduled Intellectual Property and there are, to the Knowledge of Seller, no third party rights that impede, limit or otherwise restrict Seller's sole and exclusive ownership of the Scheduled Intellectual Property.

                  (b) Except as set forth on Schedule 6.11(b), each current and former officer, employee, consultant and independent contractor of Seller who has originated, invented or developed any of the Software Products either
(i) has executed a valid written assignment needed to vest in Seller sole ownership of the Intellectual Property in the Software Products originated, invented or developed by such officer, employee, consultant or contractor and, to the extent applicable to such officer, employee, consultant or contractor, any of Seller's Intellectual Property contained in any of the Transferred Assets or (ii) has executed an agreement which includes an express and transferable assignment to Seller all rights to the Intellectual Property in the Software Products originated, invented or developed by such officer, employee, consultant or contractor during the course of such Person's relationship with Seller. No such officer, employee, consultant or contractor has notified Seller in writing, or, to the Knowledge of Seller, has otherwise made any Claim, that such party is, or believes himself or herself to be, the owner of any of the Intellectual Property in the Software Products.

                  (c) Except as set forth on Schedule 6.11(c), Seller has taken all commercially reasonable actions to protect and preserve the confidentiality of all Intellectual Property in, or primarily related to, the Software Products covering trade secrets, know-how, Confidential Information, other non-public proprietary technical and business information, proprietary processes and formulae not otherwise protected by patents, patent applications or copyrights (the "Software Business Confidential Information").

                  (d) Except as set forth on Schedule 6.11(d), each current and former officer, employee, consultant and independent contractor of Seller who has worked in the Software Business has executed a confidentiality and non-disclosure agreement or is by Law or otherwise obligated to protect and preserve the confidentiality of the Software Business Confidential Information.

                  (e) Except as set forth on Schedule 6.11(e), to the Knowledge of Seller no Software Business Confidential Information primarily related to the Software Products has been disclosed or is authorized to be disclosed to any third party, other than pursuant to a confidentiality and non-disclosure agreement that protects Seller's proprietary interests in and to such Software Business Confidential Information or under circumstances in which the third party is under a legal duty not to disclose such Software Business Confidential Information to others.

                  (f) Except as set forth on Schedule 6.11(f), no source code relating to the Software Products has been disclosed or transferred to any Person, and, except as set forth on Schedule 6.11(f), the execution and delivery of this Agreement or any Collateral Agreement by Seller will not result in any such transfer, to a Person other than Purchaser or Purchaser Sub, either directly, or indirectly, pursuant to the terms of an escrow arrangement or otherwise.

                  (g) To the Knowledge of Seller, the Software Products do not interfere with, infringe, misappropriate or otherwise come into conflict with any Intellectual Property rights of third parties, and, except as set forth on Schedule 6.11(g), Seller has not received any Claim alleging any such interference, infringement, misappropriation or conflict. To the Knowledge of Seller, the manufacturing, marketing, licensing, use or sale of the Software Products does not interfere with, infringe, misappropriate or otherwise come into conflict with any Intellectual Property right of any third party. Except as set forth in Schedule 6.11(g), no third party has, to the Knowledge of Seller, interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of Seller in the Software Products.

                  (h) Except as set forth on Schedule 6.11(h), Seller is not, nor as a result of the execution and delivery of this Agreement or any Collateral Agreement or the performance by Seller of its obligations herein or therein or as a result of the transactions contemplated hereby or thereby will Seller be, in breach of any license, sublicense or other agreement primarily relating to the Intellectual Property in the Software Products.

                  (i) Except as set forth on Schedule 6.11(i), Seller does not use in the Software Products pursuant to license, sublicense, agreement or permission, any Intellectual Property owned by a third party.

         6.12     SOFTWARE.

                  (a) Except as set forth on Schedule 6.12(a), the past and current versions released since December 31, 2001 of all Software Products perform substantially in accordance with the version-specific user Documentation.

                  (b) To the Knowledge of Seller, no Employee is, or is now expected to be, in default under any employment contract with Seller or any other restrictive covenant for the benefit of Seller relating to the Software Products.

                  (c) Except as set forth on Schedule 6.12(c), the Software Products were developed entirely by the employees of and consultants to Seller which were bound by agreements assigning all rights to the Software Products to Seller, or, if not, Seller has purchased such Software from the party in whom title to such Software was, to the Knowledge of Seller, fully and exclusively vested.

                  (d) Except as set forth on Schedule 6.12(d), Seller has no obligation to compensate any Person for the development, use, license, sale, marketing or exploitation of the Software Products.

                  (e) Except as set forth on Schedule 6.12(e), there have been no patents applied for and no copyrights registered for the Software Products.

                  (f) After giving effect to the transactions contemplated by this Agreement, neither Seller nor any of its Affiliates will retain or have in its possession any copies of the code relating to the Software Products.

         6.13 MAJOR CUSTOMERS. Schedule 6.13 sets forth the names of the ten largest customers of Seller relating to the Software Products for the year 2002 and for the six month period ended June 30, 2003, other than resellers, distributors or channel partners (based on the aggregate value of the Software Products purchased from Seller by such customers during such period) and the amount of revenue attributed to each such customer during such period.

         6.14 CONDUCT OF THE BUSINESS IN THE ORDINARY COURSE; ABSENCE OF CERTAIN CHANGES, EVENTS AND CONDITIONS. Since December 31, 2002, except as set forth in Schedule 6.14, Seller has conducted the Software Business in the ordinary course and consistent with past practice and there has not been any event, occurrence, development or state of circumstances or facts which individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect.

         6.15     EMPLOYEE BENEFIT PLANS.

                  (a) Each Seller Plan intended to qualify under Section 401 of the Code is so qualified and has been established and administered in accordance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations, except as would not result in any liability to Buyer.

                  (b) Except as set forth on Schedule 6.15(b), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any Employee, (ii) increase any benefits otherwise payable under any Seller Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits under any such plan.

         6.16 LICENSES AND PERMITS. Schedule 6.16 sets forth all Permits necessary to (i) carry on the Software Business as presently conducted, (ii) own or hold under lease the properties and assets of the Software Business and (iii) perform all of the obligations under the Assigned Contracts in each case held by Seller or any of its Affiliates.

         6.17 SUBSIDIARIES. Elron Software (2000) Ltd. has no material liabilities or creditors.

         6.18     INVESTMENT REPRESENTATIONS.

                  (a) Each of Parent and Seller is acquiring the Shares and the Convertible Note for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act.

                  (b) Each of Parent and Seller is an "accredited investor" as such term is defined in Rule 501 promulgated under the Securities Act.

                  (c) Each of Parent and Seller understands that the Shares and the Convertible Note are being offered and sold to it in reliance on specific exemptions from the registration requirements of federal and state securities Laws and that Purchaser is relying in part upon the truth and accuracy of, and Parent's and Seller's compliance with, the representations, warranties, agreements, acknowledgments and understandings of Parent and Seller set forth herein in order to determine the availability of such exemptions and the eligibility of Parent and Seller to acquire the Shares and the Convertible Note.

                  (d) Each of Parent and Seller and its respective advisors, if any, have been furnished with all materials relating to the business, finances and operations of Purchaser and materials relating to the offer and issuance of the Shares and the Convertible Note that have been requested by Parent and Seller. Each of Parent and Seller and its respective advisors, if any, have been afforded the opportunity to ask questions of Purchaser. Each of Parent and Seller understands that any investment in the Shares or the Convertible Note involves a high degree of risk. Each of Parent and Seller understands that all forward-looking information provided to Parent and Seller either verbally or in written materials may differ materially from actual results, including: any projections of future business, market share, earnings, revenues or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements concerning proposed new products, services or developments; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing. Each of Parent and Seller has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Shares and the Convertible Note.

                  (e) Each of Parent and Seller understands that no United States federal or state agency or any other Governmental Authority has passed on or made any recommendation or endorsement of the Shares or the Convertible Note or the fairness or suitability of the investment in the Shares or the Convertible Note, nor have such authorities passed upon or endorsed the merits of the offering of the Shares or the Convertible Note.

                  (f) Each of Parent and Seller understands that except as provided in the Registration Rights Agreement: (i) the Shares and the Convertible Note have not been and are not being registered under the Securities Act or any state securities Laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered under the Securities Act or (B) Parent or Seller, as applicable, shall have delivered to Purchaser an opinion of counsel, in a generally acceptable form, to the effect that such Shares or such Convertible Note to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration and (ii) neither Purchaser nor any other Person is under any obligation to register the Shares or the Convertible Note under the Securities Act or any state securities Laws or to comply with the terms and conditions of any exemption thereunder. Notwithstanding the foregoing, each of Parent and Seller understands that the Shares will be subject to certain transfer restrictions as set forth in Section 4.2 of this Agreement.

                  (g) Each of Parent and Seller understands that until such time as the sale of the Shares, the Convertible Note or the Conversion Shares has been registered under the Securities Act, the stock certificates representing the Shares and the Conversion Shares and the Convertible Note itself shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates):

         THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SHARES MAY NOT BE OFFERED FOR SALE, SOLD, ASSIGNED OR TRANSFERRED IN THE ABSENCE OF (I) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS OR (II) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS.

The legend set forth above shall be removed and Purchaser shall issue a certificate without such legend to the holder of the Shares, the Convertible Note or the Conversion Shares upon which it is stamped, if, unless otherwise required by state securities Laws, (i) such Shares, Convertible Note or Conversion Shares are registered for resale under the Securities Act or (ii) in connection with a sale transaction, such holder provides Purchaser with an opinion of counsel, in a generally acceptable form, to the effect that a public sale, assignment or transfer of the Shares, the Convertible Note or the Conversion Shares may be made without registration under the Securities Act.

                                    ARTICLE 7

                        REPRESENTATIONS AND WARRANTIES OF
                           PURCHASER AND PURCHASER SUB

                  Purchaser and Purchaser Sub hereby, jointly and severally, make the following representations and warranties to Seller and Parent, each of which shall be unaffected by any investigation heretofore or hereafter made by Seller or Parent.

         7.1 CORPORATE ORGANIZATION. Each of Purchaser and Purchaser Sub is a corporation duly organized, validly existing and in good standing under the Laws of the state of its incorporation and has all requisite corporate power and authority to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted.

         7.2 AUTHORIZATION AND EFFECT OF AGREEMENT. Each of Purchaser and Purchaser Sub has all requisite corporate power and authority to execute and deliver this Agreement and the Collateral Agreements to which it is a party (the "Purchaser Collateral Agreements") and to perform the transactions contemplated hereby and thereby. The execution and delivery by Purchaser and Purchaser Sub of this Agreement and the Purchaser Collateral Agreements and the performance by Purchaser and Purchaser Sub of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Purchaser and Purchaser Sub. This Agreement and the Purchaser Collateral Agreements have been duly executed and delivered by Purchaser and Purchaser Sub and each of such agreements constitutes a valid and binding agreement of Purchaser and Purchaser Sub enforceable against Purchaser and Purchaser Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity.

         7.3 NO CONFLICTS. The execution and delivery of this Agreement and the Purchaser Collateral Agreements by Purchaser and Purchaser Sub does not, and the performance by Purchaser and Purchaser Sub of the transactions contemplated by this Agreement and the Purchaser Collateral Agreements will not, conflict with, or result in any violation of, or constitute a default under (i) any provision of the Articles of Incorporation or Bylaws or other applicable constituent documents of Purchaser or Purchaser Sub, (ii) any of the terms, conditions or provisions of any material agreement to which Purchaser or Purchaser Sub is a party or pursuant to which its assets or properties are bound or (iii) any Law or Order applicable to or binding on Purchaser or Purchaser Sub. No Consent is required to be obtained, made or given (whether pursuant to applicable Law, Contract or otherwise) in connection with the execution and delivery of this Agreement or any Purchaser Collateral Agreement by Purchaser or the performance by Purchaser of the transactions contemplated hereby or thereby, other than applicable securities Laws filings.

         7.4 LITIGATION. There are no Claims pending or, to Purchaser's knowledge, threatened that question the validity of this Agreement or any action taken or to be taken by Purchaser or Purchaser Sub in connection with this Agreement or any Purchaser Collateral Agreement.

         7.5 PURCHASER STOCK. The Shares of Purchaser Stock to be issued to Seller under this Agreement and the Conversion Shares issued pursuant to the terms and conditions of the Convertible Note shall be the same class and series as those shares of Purchaser publicly traded and listed on NASDAQ under the symbol "ZIXI," and Purchaser has sufficient authorized and unissued shares of Purchaser Stock to issue the Shares to Seller in accordance with this Agreement and the Conversion Shares in accordance with the Convertible Note. The Shares and the Conversion Shares, when issued, will be duly authorized, validly issued, fully paid and non-assessable and will be issued free and clear of any Liens and will not be subject to any restriction on transfer (other than those imposed by applicable securities Laws, this Agreement or the Registration Rights Agreement), options to purchase, preemptive rights, rights of first refusal or other purchase rights under any of Purchaser's organizational documents or agreements or under applicable Law.

         7.6 CAPITALIZATION. All issued and outstanding shares of Purchaser's capital stock have been duly authorized and validly issued, are fully paid and nonassessable, and were issued in compliance with all applicable federal and state securities Laws. Except as set forth in Schedule 7.6, there are no options, warrants, conversion privileges, or preemptive or other rights or agreements presently outstanding to purchase or otherwise acquire any authorized but unissued shares of the capital stock or other securities of Purchaser or rights in the nature of stock appreciation rights or phantom equity rights. Except as set forth in Schedule 7.6, Purchaser holds no shares of its capital stock in its treasury. Purchaser has, as of the date hereof, and will have, as of the Closing Date, sufficient authorized Common Stock to satisfy its obligations under Section 4.1 hereof.

         7.7      SEC FILINGS; FINANCIAL STATEMENTS.

                  (a) Purchaser has filed all forms, reports and documents required to be filed by Purchaser with the Securities and Exchange Commission (the "SEC") since the filing of Purchaser's amended annual report on Form 10-K/A for the year ended December 31, 2001 with the SEC on May 24, 2002. All such forms, reports and documents, including Purchaser's amended annual report on Form 10-K/A for the year ended December 31, 2001, are referred to herein as the "Purchaser SEC Reports." As of their respective dates, each of the Purchaser SEC Reports, as of the date filed and as they may have been subsequently amended, complied, when filed, in all material respects with the requirements of the Securities Act, or the Securities Exchange Act of 1934, as amended, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Purchaser SEC Reports. As of their respective dates, the Purchaser SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  (b) Purchaser satisfies the requirements for use of Form S-3 for registration of the resale of Purchaser Stock (as contemplated by the Registration Rights Agreement).

                  (c) Purchaser is not in violation of the listing requirements of Nasdaq or its listing agreement with Nasdaq and Purchaser has not been notified of any existing facts or circumstances that could reasonably be expected to cause the Purchaser's stock to no longer be quoted for trading on Nasdaq. The Shares and the Conversion Shares are, subject to notice of issuance, duly authorized for trading on the Nasdaq National Market.

         7.8 ABSENCE OF CERTAIN CHANGES. Since December 31, 2002, there has not been any event, occurrence, development or state of circumstances or facts which individually or in the aggregate has had or could reasonably be expected to have a material adverse effect on Purchaser.

         7.9 PURCHASER SUB FORMATION. Purchaser Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business activities other than as contemplated by this Agreement.

                                    ARTICLE 8

                             POST-CLOSING COVENANTS

         8.1      COVENANT NOT TO COMPETE; NON SOLICITATION.

                  (a) Parent and Seller agree that from and after the Closing Date until the second anniversary of the Closing Date, other than Parent or Seller's ownership interest in Purchaser, Parent and Seller shall not, and shall cause their respective wholly-owned subsidiaries (each of Parent, Seller, and such wholly-owned subsidiaries are a "Restricted Person") not to, directly or indirectly, either through any form of ownership, or as a member, partner, joint venturer, or in any other capacity whatsoever either for its own benefit or for the benefit of any other Person, own, manage, operate, lend to, control, invest in, acquire an equity interest in, or participate in the ownership, management, operation or control (a "Prohibited Activity") of any business or Person engaged in a Prohibited Business. "Prohibited Business" means the development, design, manufacturing, marketing or sale of software or solutions for Internet monitoring, Web and email filtering, spam and virus protection having substantially the same performance characteristics and functionality as the Software Products; provided, however, that nothing herein shall (i) preclude a Restricted Person from owning an equity interest of five percent or less of any publicly traded company listed on a national stock exchange or on the Nasdaq National Market System or (ii) preclude Parent and its Affiliates from continuing to make debt and equity investments in any Person which as of the date of this Agreement Parent or such Affiliate currently has such an investment or a contractual right or obligation to make such an investment.

                  (b) From and after the Closing Date and until the second anniversary of the Closing Date, Parent and Seller will not, and shall cause their respective wholly-owned subsidiaries not to, directly or indirectly solicit, offer employment to or hire any Transferred Employee (i) who is still an employee of Purchaser or any Affiliate of Purchaser or (ii) who has, without the consent of Purchaser or such Affiliate, as applicable, terminated his or her employment with Purchaser or such Affiliate, as applicable, within 180 calendar days of such solicitation, offer or hire; provided, however, that the foregoing provision will not prevent Seller from soliciting the employment of any person pursuant to a general advertisement or similar notice.

         8.2      CONFIDENTIALITY.

                  (a) Except as required by any Contract to which Seller is bound involving a license of the Software Products to a third party, each party agrees that from and after the Closing, it will not, and shall cause its respective Affiliates not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than its authorized officers, directors and employees, or use or otherwise exploit for its own benefit or for the benefit of anyone other than the other party, any Non-Public Information (as defined below) of the other party. Neither party shall have any obligation to keep confidential any Non-Public Information if and to the extent disclosure thereof is specifically required by Law or in the enforcement of its rights hereunder; provided, however, that in the event disclosure is required by applicable Law, the disclosing party shall, to the extent reasonably possible, provide the other party with prompt notice of such requirement prior to making any disclosure so that the other party may seek an appropriate protective order. For purposes of this Section 8.2, "Non-Public Information" shall mean any Confidential Information that, with respect to Seller or Parent, relates to Seller's or Parent's business (other than the Software Business), and, with respect to Purchaser, relates to Purchaser's or Purchaser Sub's business (including the Software Business). The term Non-Public Information does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the date of this Agreement, (ii) becomes generally available to the public other than as a result of a disclosure by a party not otherwise permissible hereunder or (iii) a party learns from other sources and such sources have not violated their confidentiality obligation to the other party.

                  (b) Notwithstanding anything to the contrary set forth herein or in any other agreement to which the parties hereto are parties or by which they are bound, the obligations of confidentiality contained herein and therein, as they relate to the transactions contemplated in this Agreement, shall not apply to the tax structure or tax treatment of such transactions, and each party hereto (and any employee, representative or agent of any party hereto) may disclose to any and all persons, without limitation of any kind, the tax structure and tax treatment of such transactions. The preceding sentence is intended to cause such transactions not to be treated as having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the Code, and shall be construed in a manner consistent with such purpose. In addition, each party hereto acknowledges that it has no proprietary or exclusive rights to the tax structure of such transactions or any tax matter or tax idea related to such transactions.

         8.3 SPECIFIC PERFORMANCE; REFORMATION. The parties hereto specifically acknowledge and agree that any remedy at Law for any breach of
Section 8.1 or Section 8.2 will be inadequate and that a party, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage or posting any bond whatsoever. In the event that the provisions of Section 8.1 or Section 8.2 should ever be deemed to exceed the limitations provided by applicable Law, then the parties hereto agree that such provisions shall be reformed to set forth the maximum limitations permitted.

         8.4 FURTHER COOPERATION. Seller will cooperate with Purchaser, upon Purchaser's reasonable request and at Purchaser's expense, in any actions or proceedings necessary for the protection, enforcement or transfer of Purchaser's or Purchaser Sub's exclusive ownership rights in any of the Transferred Assets.

         8.5 MAINTENANCE OF BOOKS AND RECORDS. Each of Seller and Purchaser shall preserve until the fourth anniversary of the Closing Date all records possessed by such party relating primarily to the Transferred Assets or the operation of the Software Business prior to the Closing Date. After the Closing Date, where there is a legitimate purpose, such party shall provide the other party with reasonable access, upon prior reasonable written request specifying the need therefor, during regular business hours, to (i) the relevant officers and employees of such party and (ii) the books of account and records of such party, but, in each case, only to the extent primarily relating to the Transferred Assets or the operation of the Software Business prior to the Closing Date, and the other party and its representatives shall have the right to make copies of such books and records at their sole expense; provided, however, that the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of such party; and provided further that, to the extent such information constitutes Confidential Information of such party, the requesting party will not, and shall ensure that its representatives are bound not to disclose such information except (i) as required by Law, (ii) with the prior written consent of such party, which consent shall not be unreasonably withheld, or (iii) where such information becomes available to the public generally, or becomes generally known to competitors of such party, through sources other than the requesting party and its representatives. Such records may nevertheless be destroyed by a party if such party sends the other party written notice of its intent to destroy records, specifying with particularity the contents of the records to be destroyed. Such records may then be destroyed after the 30th day following delivery of such notice unless the other party objects to the destruction, in which case the party seeking to destroy the records shall either agree to retain such records or to deliver such records to the objecting party at the objecting party's sole expense.

         8.6 TRANSFERRED EMPLOYEES. Either Purchaser or Purchaser Sub will offer employment to each Employee set forth in Schedule 6.10(a) on an "at will" basis on or prior to the date hereof, and the individuals who accept such offer shall be referred to as the "Transferred Employees." Each such offer of employment shall be at the salary or hourly wage rate no lower than as set forth on Schedule 6.10(a). Subject to applicable Laws, Purchaser or Purchaser Sub, as applicable, shall have the right to terminate any or all Transferred Employees at any time, with or without cause, and to change the terms and conditions of their employment (including compensation and employee benefits provided to them). Each Transferred Employee concurrently with the execution and delivery of this Agreement will deliver to Purchaser the Employee Documents applicable to such Transferred Employee, executed by such Transferred Employee. Either Purchaser or Purchaser Sub shall allow all Transferred Employees to make direct rollovers of any funds held for such Transferred Employees' benefit in Seller's 401(k) plans to 401(k) plans administered by Purchaser or Purchaser Sub, and Purchaser or Purchaser Sub will recognize such Transferred Employees' years of service with Seller for purposes of vesting of any employer-matched contributions to such plans. The Transferred Employees will be given credit for their service at Seller for the purpose of Purchaser's or Purchaser Sub's vacation policy, as applicable. Seller and not Purchaser shall be responsible for providing COBRA continuation coverage to (i) those former employees of Seller that as of the Closing are exercising their COBRA continuation coverage rights and (ii) those persons that are employees of Seller as of the Closing that are not Transferred Employees.

         8.7 FURTHER COOPERATION. In the event that an asset of Seller that the parties did not intend to be transferred to Purchaser or Purchaser Sub was transferred to Purchaser or Purchaser Sub in error, Purchaser and Purchaser Sub agree to execute and deliver, or cause to be executed and delivered, all such documents and instruments and take such other actions as may be reasonably necessary to transfer all right, title and interest in such asset back to Seller. In the event that an asset or Contract of Seller should have been included as a part of the Transferred Assets transferred to Purchaser or Purchaser Sub, Seller agrees to execute and deliver, or cause to be executed and delivered, all such documents and instruments and take such other actions as may be reasonably necessary to transfer all right, title and interest in such asset or Contract to Purchaser or Purchaser Sub. In the event that a dispute arises between Seller and Purchaser with respect to whether a particular asset should or should not have been transferred to Purchaser or Purchaser Sub, the parties agree to use their commercially reasonable efforts to resolve such dispute in a timely and mutually acceptable manner.

         8.8 PUBLIC ANNOUNCEMENTS. Unless otherwise agreed by the parties, the initial press release concerning the transactions contemplated hereby shall be a press release approved by the parties to this Agreement; provided, however, that the parties hereto may make such public disclosure regarding this Agreement and the transactions contemplated hereby which each party in good faith determines is necessary to comply with applicable Law or, the requirements of the rules and regulations of the SEC, the Nasdaq National Market or Nasdaq Small Cap Market in which case the parties shall use their best efforts to consult with each other prior to issuing any such release or making any such public disclosure.

         8.9 TECH CALL NETWORKS (TIER THREE) REFUND. In the event that the deposit relating to that certain contract between Elron and Tech Call Networks (Tier Three) is returned to Purchaser or Purchaser Sub, Purchaser or Purchaser Sub shall promptly remit such amount to Elron. In addition, Purchaser and Purchaser Sub will cooperate with Elron and take any reasonable actions as Elron may request (each at the sole cost and expense of Elron) to assist Elron in obtaining a full repayment of such deposit.

         8.10 ACKNOWLEDGMENTS. THE REPRESENTATIONS AND WARRANTIES BY EACH PARTY HERETO CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF SUCH PARTY TO THE OTHER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND EACH PARTY UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE WHETHER EXPRESS, IMPLIED OR STATUTORY (INCLUDING, BUT NOT LIMITED TO, ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION OR RESULTS OF OPERATIONS) ARE SPECIFICALLY DISCLAIMED.

                                    ARTICLE 9

                          SURVIVAL AND INDEMNIFICATION

         9.1      SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS.

                  (a) Except for the representations and warranties of Seller contained in Section 6.1, Section 6.2, Section 6.4(b) and Section 6.4(c) and those of Purchaser and Purchaser Sub contained in Section 7.1, and Section 7.2, which shall survive the Closing and remain in effect indefinitely, and the representations and warranties of Seller contained in Section 6.8(b), Section
6.11 and Section 6.12, which shall survive the Closing and remain in effect until the third anniversary of the Closing, the representations and warranties of Seller, Purchaser and Purchaser Sub contained in this Agreement shall survive the Closing and remain in effect until the first anniversary of the Closing Date. Any Claim notice given to the Indemnifying Party within such period of survival as herein provided will be timely made for purposes hereof. No Claims for an Indemnifiable Loss may be asserted following the expiration of such applicable period.

                  (b) Unless a specified period is set forth in this Agreement (in which event such specified period will control), the covenants in this Agreement will survive the Closing and remain in effect indefinitely or until fully satisfied.

         9.2      DEFINITIONS; LIMITATIONS ON LIABILITY.

                  (a) For purposes of this Agreement, (i) "Indemnity Payment" means any amount of Indemnifiable Losses required to be paid pursuant to this Agreement, (ii) "Indemnitee" means any Person entitled to indemnification under this Agreement, (iii) "Indemnifying Party" means any Person required to provide indemnification under this Agreement, (iv) "Indemnifiable Losses" means any and all Losses suffered or incurred by an Indemnitee and resulting or arising from any and all Claims brought against an Indemnitee and (v) "Third Party Claim" means any Claim made or brought by any Person other than a party to this Agreement (or an Affiliate thereof).

                  (b) Notwithstanding any other provision hereof or of any applicable Law, the maximum aggregate indemnification obligations of an Indemnifying Party arising from breaches of (i) the representations and warranties contained in Section 6.1, Section 6.2, Section 6.4(b), Section 6.4(c), the third sentence of Section 6.11(a), Section 6.11(b), Section 6.11(d),
Section 6.12(c) and Section 6.12(d) (collectively, "Tier One Breaches"); (ii) the representations and warranties contained in Section 6.8(b), the remaining portions of Section 6.11 and the remaining portions of Section 6.12 (collectively, "Tier Two Breaches"); and (iii) all other representations and warranties in this Agreement (collectively, "Tier Three Breaches") and, in each case asserted pursuant to Section 9.3(a)(i) or Section 9.3(b)(i), as applicable, shall be limited to, and shall in no event exceed the following amounts: (A) in respect of Tier One Breaches, the lesser of $6,000,000 or the aggregate fair market value of the Shares on the date which they may first be sold to the public pursuant to a registration under the Securities Act or an exemption therefrom and free of any restrictions under this Agreement (but in no event less than $1,000,000) (the "Tier One Maximum Amount"); (B) in respect of Tier Two Breaches, the lesser of $4,000,000 or the aggregate fair market value of the Shares on the date which they may first be sold to the public pursuant to a registration under the Securities Act or an exemption therefrom and free of any restrictions under this Agreement (but in no event less than $1,000,000); (C) in respect of Tier Three Breaches, the lesser of $2,000,000 or the aggregate fair market value of the Shares on the date which they may first be sold to the public pursuant to a registration under the Securities Act or an exemption therefrom and free of any restrictions under this Agreement (but in no event less than $1,000,000) (in each case, as applicable, the "Indemnification Cap"). The amounts designated for each Indemnification Cap shall not be cumulative and, notwithstanding their segregation, the maximum aggregate liability of an Indemnifying Party hereunder shall not exceed the Tier One Maximum Amount.

                  (c) An Indemnifying Party shall not be required to make any Indemnification Payment for Claims made pursuant to Section 9.3(a)(i) or
Section 9.3(b)(i) until such time as the total amount of all Indemnifiable Losses that have been suffered or incurred by the Indemnitee exceed $150,000 in the aggregate with respect to Tier One Breaches, $100,000 in the aggregate with respect to Tier Two Breaches and $50,000 in the aggregate with respect to Tier Three Breaches (in each case, as applicable, the "Deductible"); provided, however, that if the total amount of such Indemnifiable Losses exceeds the applicable Deductible, the Indemnitee shall be entitled to be indemnified against only the amount of such Indemnifiable Losses exceeding such Deductible.

                  (d) In no event shall any Indemnifying Party be responsible and liable for any Indemnifiable Losses or other amounts under this
Article 9 that are consequential, in the nature of lost profits, damage to reputation or the like, special or punitive. With respect to any Claim for an Indemnifiable Loss, an Indemnifying Party shall be entitled to assert all equitable defenses regarding an Indemnitee's failure to mitigate damages. The amount of any Losses for which indemnification is provided under this Article 9 shall be reduced by any related recoveries received by Indemnitee under insurance policies or other related payments received from third parties.

         9.3      INDEMNIFICATION.

                  (a) Subject to the other sections of this Article 9, from and after the Closing Date, Parent and Seller agree, jointly and severally, to indemnify, defend and hold harmless Purchaser and Purchaser Sub from and against any and all Indemnifiable Losses relating to, resulting from or arising out of:

                           (i) any breach of the representations and warranties of Seller contained in Article 6 of this Agreement;

                           (ii) any failure to perform any covenant on the part of Parent or Seller under the terms of this Agreement;

                           (iii)    all Retained Liabilities;

                           (iv)     the use or ownership of any of the
                  Transferred Assets or the conduct of the Software Business prior to or on the Closing Date (other than the Assumed Liabilities);

                           (v) any breach or default under the Assigned Contracts that occurred prior to the Closing Date or that occurs as a result of Seller's execution, delivery and performance of this Agreement (other than with respect to consents required under any Assigned Contract not listed on
                  Schedule 5.2(a)(iv)); and

                           (vi) (x) any royalty, license, settlement or similar payments for all periods prior to or on the Closing Date arising from or relating to those certain matters as set forth on items 1 and 2 of Schedule 6.11(g), (y) one-half of any royalty, license, settlement or similar payments for all periods after the Closing Date arising from or relating to those certain matters as set forth on items 1 and 2 of
                  Schedule 6.11(g) and (z) one-half of all the fees and expenses of attorneys, advisors and other professionals engaged by Purchaser and Purchaser Sub after the Closing Date in connection therewith (in the case of each of clause (x) and (y) subject to the Tier One Maximum Amount); provided, that the Parent's and Seller's one-half portion with respect to clause (y) shall not exceed $250,000 in the aggregate; provided, further, that the indemnification obligations of Parent and Seller under this clause (vi) shall only apply to Claims asserted within 18 months of the Closing Date, it being understood that any Claim asserted after such 18-month period shall not be subject to indemnification under this clause
                  (vi).

                  (b) Subject to the other sections of this Article 9, from and after the Closing Date, Purchaser and Purchaser Sub agree, jointly and severally, to indemnify, defend and hold harmless Seller and Parent from and against any and all Indemnifiable Losses relating to, resulting from or arising out of:

                           (i) any breach of the representations and warranties of Purchaser or Purchaser Sub contained in Article 7 of this Agreement;

                           (ii) any failure to perform any covenant on the part of Purchaser or Purchaser Sub under the terms of this Agreement;

                           (iii)    all Assumed Liabilities; and

                           (iv)     the use or ownership of any of the
                  Transferred Assets or the conduct of the Software Business after the Closing Date.

         9.4      DEFENSE OF THIRD PARTY CLAIMS.

                  (a) If any Indemnitee receives notice of assertion or commencement of any Third Party Claim against such Indemnitee with respect to which an Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnitee will give such Indemnifying Party reasonably prompt written notice thereof, but in any event not later than ten calendar days after receipt of such notice of such Third Party Claim. Such notice will describe the Third Party Claim in reasonable detail, will include copies of all material written evidence thereof available after diligent search and attempt to locate the same and will indicate the estimated amount, if reasonably practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee. The Indemnifying Party will have the right to participate in, or, by giving written notice to the Indemnitee, to assume, the defense of any Third Party Claim at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel (reasonably satisfactory to the Indemnitee), and the Indemnitee will cooperate in good faith in such defense. If the Indemnifying Party has assumed the defense of the Third Party Claim, the Indemnitee shall not enter into any settlement of such claims, or admit any liability with respect to such claim without the prior written consent of the Indemnifying Party. Notwithstanding anything to the contrary in this Section 9.4(a), the parties agree that Purchaser shall be entitled to assume the defense of any Third Party Claim relating to the matters referred to in Section 9.3(a)(vi) subject to the obligations of Purchaser and Purchaser Sub to pay one-half of the fees and expenses as provided in Section 9.3(a)(vi).

                  (b) If, within ten calendar days after giving notice of a Third Party Claim to an Indemnifying Party pursuant to Section 9.4(a), an Indemnitee receives written notice from the Indemnifying Party that the Indemnifying Party has elected to assume the defense of such Third Party Claim as provided in the last sentence of Section 9.4(a), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that if the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim within ten calendar days after receiving written notice from the Indemnitee that the Indemnitee reasonably believes the Indemnifying Party has failed to take such steps or if the Indemnifying Party has not undertaken fully to indemnify the Indemnitee in respect of all Indemnifiable Losses relating to the matter, the Indemnitee may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs and expenses paid or incurred in connection therewith.

                  (c) If the Indemnitee so assumes the defense of the Third Party Claim or assumes, pursuant to Section 9.4(a) above, the defense of any Third Party Claim relating to any matters referred to under Section 9.3(a)(vi), the Indemnitee shall not enter into any settlement of such claim, or admit any liability with respect to such claim, without the prior written consent of the Indemnifying Party; provided, however, if the Indemnitee provides written notice to the Indemnifying Party that it relinquishes any and all claims for indemnification pursuant to this Article 9 in respect of such Third Party Claim, the Indemnitee may freely enter into any settlement agreement without the prior written consent of the Indemnifying Party. Without the prior written consent of the Indemnitee, the Indemnifying Party will not enter into any settlement of any Third Party Claim that would lead to liability or create any financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder.

                  (d) A failure to give timely notice or to include any specified information in any notice as provided in Section 9.4(a) or Section 9.4(b) will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party that was entitled to receive such notice was deprived of or prejudiced in its right to recover any payment under its applicable insurance coverage or was otherwise materially damaged as a result of such failure.

                  (e) An Indemnitee wishing to assert a claim for indemnification under this Article 9 which is not subject to Section 9.4(a) shall deliver to the Indemnifying Party a written notice (a "Claim Notice") which contains (i) a description and the amount (the "Claimed Amount") of any Indemnifiable Losses incurred by the Indemnitee, (ii) a statement that the Indemnitee is entitled to indemnification under this Article 9 and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Indemnifiable Losses. Within 30 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnitee a written response in which the Indemnifying Party shall: (I) agree that the Indemnitee is entitled to receive all of the Claimed Amount (in which case such response shall be accompanied by a payment by the Indemnifying Party to the Indemnitee of the Claimed Amount, by check or by wire transfer), (II) agree that the Indemnitee is entitled to receive part, but not all, of the Claimed Amount (the "Agreed Amount") (in which case such response shall be accompanied by a payment by the Indemnifying Party to the Indemnitee of the Agreed Amount, by check or by wire transfer), and/or (III) contest that the Indemnitee is entitled to receive any of the Claimed Amount. If the Indemnifying Party in such response contests the payment of all or part of the Claimed Amount, the Indemnifying Party and the Indemnitee shall use good faith efforts to resolve such dispute. If such dispute is not resolved within 60 days following the delivery by the Indemnifying Party of such response, the Indemnifying Party and the Indemnitee shall each have the right to submit such dispute to a court of competent jurisdiction in accordance with the provisions of Section 10.17.

         9.5      EXCLUSIVE REMEDY; ADJUSTMENT TO PURCHASE PRICE.

                  (a) To the extent permitted by Law, the indemnity provisions of this Article 9 shall be the sole and exclusive remedy of the parties with respect to any breach of the representations, warranties and covenants contained in this Agreement and the other indemnification obligations set forth in Section 9.3 that are asserted subsequent to Closing, provided, however, that the foregoing shall not prohibit any party from seeking an injunction or other equitable remedy in respect thereof or limit any Claim arising from fraudulent conduct.

                  (b) Any payments by Seller to Purchaser or Purchaser Sub pursuant to this Article 9 shall be treated as an adjustment to the purchase price of the Transferred Assets.

                                   ARTICLE 10

                            MISCELLANEOUS PROVISIONS

         10.1 NOTICES. All notices and other communications required or permitted hereunder will be in writing and, unless otherwise provided in this Agreement, will be deemed to have been duly given when delivered in person or when dispatched by electronic facsimile transfer (confirmed in writing by mail simultaneously dispatched), three business days after having been sent by registered or certified mail (return receipt requested) or one business day after having been dispatched by a nationally recognized overnight courier service each to the appropriate party at the address specified below:

                           If to Seller, to:

                           Elron Software, Inc.
                           c/o Elron Electronic Industries Ltd.
                           3 Azrieli Center, 42nd Floor
                           Tel Aviv, Israel 67023
                           Attention: Legal Department
                           Facsimile No.: (972) 3-607-5556

                           with a copy to:

                           Kramer Levin Naftalis & Frankel LLP
                           919 Third Avenue
                           New York, New York 10022-3852
                           Attention: Richard H. Gilden, Esq.
                           Facsimile No.: (212) 715-8000

                           If to Purchaser or Purchaser Sub, to:

                           Zix Corporation
                           2711 N. Haskell Avenue
                           Suite 2300, LB 36
                           Dallas, Texas 75204-2960
                           Attention: Legal Department
                           Facsimile No.: (214) 515-7385

or to such other address or addresses as any such party may from time to time designate as to itself by like notice.

         10.2 EXPENSES. Except as otherwise expressly provided herein, each party hereto will pay any expenses incurred by it incident to this Agreement and in preparing to consummate and consummating the transactions provided for herein.

         10.3 SUCCESSORS AND ASSIGNS. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but will not be assignable or delegable by any party without the prior written consent of the other party; provided, however, that upon notice to the other party delivered in accordance with Section 10.1, either party may assign or delegate any or all of their rights or obligations under this Agreement to any Affiliate thereof or to any Person that directly or indirectly acquires, after the Closing, all or substantially all of the assets or voting stock of such party, but such assignment or delegation shall not relieve the assigning party of any obligation hereunder.

         10.4 WAIVER. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any Claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such Claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

         10.5 ENTIRE AGREEMENT. This Agreement and the Collateral Agreements, which includes the Schedules and Exhibits hereto and thereto, supersede any other agreement, whether written or oral, that may have been made or entered into by any party relating to the matters contemplated hereby and constitute the entire agreement by and among the parties hereto and thereto.

         10.6 AMENDMENTS, SUPPLEMENTS, ETC. This Agreement may be amended or supplemented only by additional written agreements executed and delivered by each of the parties hereto.

         10.7 RIGHTS OF THE PARTIES. Nothing expressed or implied in this Agreement is intended or will be construed to confer upon or give any Person other than the parties hereto any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.

         10.8 FURTHER ASSURANCES. From time to time, as and when reasonably requested by any party hereto, the other party will execute and deliver, or cause to be executed and delivered, all such documents and instruments, make such other deliveries and take such other actions as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

         10.9 APPLICABLE LAW. This Agreement and the legal relations among the parties hereto will be governed by and construed in accordance with the rules and substantive Laws of the State of New York, United States of America, without regard to conflicts of law provisions thereof.

         10.10 EXECUTION IN COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement.

         10.11 TITLES AND HEADINGS. Titles and headings to Sections herein are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

         10.12 INVALID PROVISIONS. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations under this Agreement of Seller and Parent, on the one hand, and Purchaser and Purchaser Sub, on the other hand, will not be materially and adversely affected thereby: (i) such provision will be fully severable; (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement; and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

         10.13 SPECIFIC PERFORMANCE. The parties recognize that if either party refuses to perform under the provisions of this Agreement, monetary damages alone will not be adequate to compensate the other party for its injury. The non-breaching party shall therefore be entitled, in addition to any other remedies that may be available, to obtain specific performance of the terms of this Agreement. If any action is brought by the non-breaching to enforce this Agreement, the breaching party shall waive the defense that there is an adequate remedy at Law.

         10.14 TRANSFERS. Purchaser and Seller will cooperate and take such action as may be reasonably requested by the other in order to effect an orderly transfer of the Transferred Assets with a minimum of disruption to the operations and employees of the businesses of Purchaser and Seller. For a period of 60 days following the Closing Date, Purchaser will make its representatives and premises reasonably accessible to Seller to assist with the transition pursuant to the foregoing sentence and, as necessary, with the wind up operations of Seller. Seller hereby agrees to execute any instruments or take such other actions as is reasonably necessary, at Seller's sole cost and expense, to fully vest Purchaser or Purchaser Sub with title to the Transferred Assets as contemplated herein.

         10.15 TRANSFER TAXES. All Taxes imposed by any Governmental Authority with respect to the transfer of the Transferred Assets or otherwise on account of this Agreement or any Collateral Agreement or the transactions contemplated hereby or thereby will be borne by Seller.

         10.16 ATTORNEYS' FEES. If any action at Law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover in such action its reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which it may be entitled.

         10.17 SUBMISSION TO JURISDICTION. Each of the parties agrees that any dispute, controversy or Claim arising out of or relating to the transactions contemplated by this

Agreement or any Collateral Agreement, or the validity, interpretation, breach or termination of this Agreement or any Collateral Agreement, shall be resolved only in the courts of the State of New York sitting in the County of New York or the United States District Court for the Southern District of New York and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, each of the parties irrevocably and unconditionally: (i) submits for itself and its property in any dispute, controversy or Claim relating to this Agreement or any Collateral Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts of the State of New York sitting in the County of New York, the court of the United States of America for the Southern District of New York and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all such disputes, controversies or Claims shall be heard and determined in such New York State court or, to the extent permitted by Law, in such federal court; (ii) consents that any such dispute, controversy or Claim may and shall be brought in such courts and waives any objection that it may now or thereafter have to the venue or jurisdiction of any such dispute, controversy or Claim in any such court or that such dispute, controversy or Claim was brought in an inconvenient court and agrees not to plead or claim the same; (iii) waives all right to trial by jury in any dispute, controversy or Claim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or any Collateral Agreement or its performance under or the enforcement of this Agreement or any Collateral Agreement; (iv) agrees that service of process in any such dispute, controversy or Claim may be effected by mailing a copy of such process by registered or certified mail, postage prepaid, to such party at its address as provided in Section 10.1; and (v) agrees that nothing in this Agreement or any Collateral Agreement shall affect the right to effect service of process in any other manner permitted by the Laws of the State of New York.

              [The Remainder of this Page Intentionally Left Blank]

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                 ZIX CORPORATION

                                 By: /s/ RONALD A. WOPSSNER
                                     -------------------------------------------
                                 Name: Ronald A. Wopssner
                                       -----------------------------------------
                                 Title: SVP
                                        ----------------------------------------

                                 ZIX ACQUISITION CORPORATION

                                 By: /s/ RONALD A. WOPSSNER
                                     -------------------------------------------
                                 Name: Ronald A. Wopssner
                                       -----------------------------------------
                                 Title: V.P.
                                        ----------------------------------------

                                 ELRON ELECTRONIC INDUSTRIES LTD.

                                 By: /s/ DORAN BIRGER
                                     -------------------------------------------
                                 Name: Doran Birger
                                       -----------------------------------------
                                 Title: President & CEO
                                        ----------------------------------------


                                 By: /s/ PAUL WEINBERG
                                     -------------------------------------------
                                 Name: Paul Weinberg
                                       -----------------------------------------
                                 Title: General Counsel & Corp Secretary
                                        ----------------------------------------


                                 ELRON SOFTWARE, INC.

                                 By: /s/ ADAM N. BOSNIAN
                                     -------------------------------------------
                                 Name: Adam N. Bosnian
                                       -----------------------------------------
                                 Title: Co-General Manager
                                        ----------------------------------------

                                 By: /s/ HENRY R. TUMBLIN
                                     -------------------------------------------
                                 Name: Henry R. Tumblin
                                       -----------------------------------------
                                 Title: Co-General Manager
                                        ----------------------------------------


                                 ELRON SOFTWARE (2000) LTD.

                                 By: /s/ JOHN WILES
                                     -------------------------------------------
                                 Name: John Wiles
                                       -----------------------------------------
                                 Title: VP Finance
                                        ----------------------------------------

                                 By: /s/ RINAT REULER
                                     -------------------------------------------
                                 Name: Rinat Reuler
                                       -----------------------------------------
                                 Title: Director
                                        ----------------------------------------

                                    EXHIBIT A

                            FORM OF CONVERTIBLE NOTE

                                    EXHIBIT B

                      FORM OF REGISTRATION RIGHTS AGREEMENT

                                    EXHIBIT C

          FORM OF BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT

                                    EXHIBIT D

                       FORM OF TRADEMARK LICENSE AGREEMENT